EXHIBIT 99.1

For Immediate Release	June 20, 2007
Crown Crafts, Inc. Reports Results for Fourth Quarter and Fiscal Year 2007
Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today reported pre-tax income for fiscal year 2007 of $6.9 million, excluding a $4.1 million pre-tax gain associated with the Company’s debt refinancing in July 2006, on net sales of $72.0 million compared to pre-tax income for fiscal year 2006 of $4.0 million on net sales of $72.6 million.
Net income for fiscal year 2007 was $7.6 million, or $0.76 per diluted share, compared to net income for fiscal year 2006 of $8.0 million, or $0.37 per diluted share. Net income for fiscal year 2007 included an after-tax gain of $3.7 million associated with the Company’s debt refinancing; whereas, net income for fiscal year 2006 benefited from the reversal of a $4.2 million deferred tax valuation allowance. As a result of the Company’s debt refinancing in fiscal year 2007, diluted shares decreased from 21.7 million to 10.0 million for the current year as compared to the prior year.
Pre-tax income for the fourth quarter of fiscal year 2007 was $1.8 million on net sales of $17.8 million, compared to pre-tax income of $1.9 million on net sales of $19.8 million for the fourth quarter of fiscal year 2006. Net income for the fourth quarter of fiscal year 2007 was $0.7 million, or $0.07 per diluted share, compared to net income of $6.0 million, or $0.27 per diluted share, for the fourth quarter of fiscal year 2006. Net income for the fourth quarter of fiscal year 2006 also benefited from the reversal of the deferred tax valuation allowance. As a result of the Company’s debt refinancing in fiscal year 2007, diluted shares decreased from 22.3 million to 10.3 million for the current year fourth quarter as compared to the same quarter in the prior year.
“We are extremely proud of all that we accomplished in fiscal year 2007. During this very successful year, the Company celebrated its 50th anniversary, completed a transformational debt and capital restructuring and saw its stock begin trading on NASDAQ,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “In addition, pre-tax income increased by 71%, excluding the gain on refinancing, and the Company finished the year with a strong balance sheet that included a lower debt balance of $5.8 million as compared to the prior year,” Mr. Chestnut continued.
The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (888) 423-3280. Please refer to confirmation number 872688. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 4:30 p.m. Central Daylight Time on June 20, 2007 through 11:59 p.m. Central Daylight Time on June 27, 2007. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 872688.

Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California, and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Twelve Months Ended
	April 1,	April 2,	April 1,	April 2,
	2007	2006	2007	2006
Net sales	$17,797	$19,803	$71,988	$72,629
Gross profit	4,145	5,187	18,100	17,088
Gross margin	23.3%	26.2%	25.1%	23.5%
Income from operations	1,721	2,682	7,874	7,041
Income before income taxes	1,757	1,935	10,919	3,999
Income tax expense	1,035	(4,086)	3,318	(3,968)
Net income	723	6,022	7,601	7,967
Basic income per share	0.07	0.63	0.78	0.84
Diluted income per share	0.07	0.27	0.76	0.37

Weighted Average Shares Outstanding:
Basic	9,978	9,506	9,782	9,506
Diluted	10,278	22,328	10,038	21,728
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	April 1, 2007	April 2, 2006
Cash and cash equivalents	$33	$3,790
Accounts receivable, net of allowances	12,885	14,457
Inventories	7,145	9,742
Total current assets	23,784	30,156
Goodwill	22,884	22,974
Deferred income taxes	—	3,397
Total assets	48,916	58,179

Current maturities of long-term debt	19	36
Total current liabilities	5,615	5,415
Long-term debt	5,780	23,922
Total non-current liabilities	6,478	23,922

Shareholders’ equity	36,823	28,842
Total liabilities and shareholders’ equity	48,916	58,179

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000